                                  Exhibit 99.1

                                             MPW Industrial Services Group, Inc.
                                                        9711 Lancaster Road S.E.
                                                              Hebron, Ohio 43025
                                                             www.mpwservices.com

At the Company:
Monte R. Black
CEO and Chairman
(740) 927-8790

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 27, 2003

            MPW Announces New Vice-President/Chief Financial Officer

         HEBRON, Ohio, June 27, 2003 - MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced that Robert Valentine will join the Company on July 1, 2003 as Vice President/Chief Financial Officer. He will also serve as Treasurer and Secretary of the Board of Directors.

Robert joins MPW after 15 years of financial and business leadership experience as an internal auditor for National City and LTV; senior accountant for Price Waterhouse; International Group Controller and Internal Auditor for Invacare
(NYSE); Division Chief Executive Officer and Chief Financial Officer for WW Holdings; and, Chief Financial Officer for Liqui-Box (NASDAQ).

Monte Black, Chairman and Chief Executive Officer, stated, "We are pleased to have someone of Robert's experience and leadership join the MPW management team. I look forward to working with Robert to return MPW to the levels of success we feel we can achieve."

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification. Further information may also be obtained at the Company's Internet site: www.mpwservices.com.